ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Port of Call Online, Inc.

We consent to the inclusion in the foregoing post-effective Amendment No.1 to the Registration Statement on Form S-1 of our report dated April 11, 2014 relating to our audit of the balance sheets of Port Of Call Online, Inc. (the "Company") as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended and for the period from March 2, 2010 (Inception) to December 31, 2013. Our report dated April 11, 2014 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ **Anton & Chia, LLP**

Newport Beach, California

August 4, 2014